Exhibit 99.1

NEWS

For immediate release

Contact:	Richard J. Poulton
Vice President, Chief Financial Officer
(630) 227-2075
E-mail address: rpoulton@aarcorp.com

AAR REPORTS SECOND QUARTER FISCAL YEAR 2011 RESULTS

•            Second quarter sales of $447 million, up 36% year-over-year

•            Diluted earnings per share of $0.42, up 24% year-over-year

•            Commercial market sales growth of 27%

•            Operating margin of 7.5%, up sequentially from first quarter of 6.8%

•            Second quarter cash flow from operations of $22.6 million

WOOD DALE, ILLINOIS (December 15, 2010) — AAR (NYSE: AIR) today reported second quarter fiscal year 2011 consolidated sales of $447.1 million and net income of $16.8 million, or $0.42 per diluted share. For the second quarter of the prior fiscal year, the Company reported sales of $328.7 million and net income of $13.3 million, or diluted earnings per share of $0.34.

Sales to government and defense customers increased 46% over last year and were principally driven by sales at the Company’s airlift services business, which was acquired in the fourth quarter of fiscal 2010, and growth at the Company’s defense logistics business. Sales to commercial customers increased 27% versus the second quarter of fiscal 2010, reflecting an improving commercial airline environment.

Included in the results for the second quarter are $6.5 million in sales and a $2.0 million pre-tax loss ($0.03 per diluted share) at the Company’s Amsterdam component repair facility. Subsequent to the close of the second quarter, the Company concluded that it will exit its Amsterdam component repair facility and is currently evaluating a number of strategic alternatives associated with the business unit, including the sale of the unit. The Company expects to report this business as a discontinued operation beginning with the third quarter of fiscal 2011.

“During the second quarter, we saw a significant increase in sales to our airline customers reflecting stronger demand for our industry leading supply chain and MRO services and execution on business wins announced over the past twelve months. The commercial airline market continues to

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show signs of recovery and we are optimistic this trend will continue into the second half of our fiscal year,” said David P. Storch, Chairman and Chief Executive Officer of AAR CORP.  “We remain focused on our stated objective of 10% operating margins and we made continued progress on that goal, with our operating margin improving to 7.5% from 6.8% in the first quarter. We have identified certain initiatives that we believe will improve the overall efficiency of the Company and lead to higher margins, including the disposition of our Amsterdam component repair facility, which had a 50 basis point unfavorable impact on the second quarter operating margin.”

Also during the second quarter, the Company announced that it had been awarded a task order under the U.S. Transportation Command’s latest long-term, multi-billion dollar Indefinite Delivery/ Indefinite Quantity contract for rotary-wing airlift in Afghanistan.  The task order has a one-year initial term with four one-year renewal options and is valued at approximately $450 million over the five year term. The Company is acquiring six aircraft to support the program and expects revenue from this award to commence in the third quarter and be fully ramped up in the first quarter of fiscal 2012. Since acquiring the airlift business in April 2010, the Company has booked new contract awards approximating $150 million in annual sales.

Selling, general and administrative expenses as a percentage of sales were 9.7% compared to 10.4% in the first quarter and the current period expenses include approximately $1.0 million in severance costs at its Amsterdam component repair facility.  The consolidated gross profit margin was 16.6% compared to 17.2% in the first quarter. Gross margin was negatively impacted by product mix within the Supply Chain segment and start-up costs associated with new programs within the MRO segment. During the second quarter, one aircraft from the Company’s joint venture aircraft portfolio was sold and generated pre-tax income of $2.0 million.

The Company generated $22.6 million in cash flow from operations during the second quarter. Net interest expense increased $1.3 million year-over-year, principally due to an increase in average outstanding borrowings compared to a year ago, as well as non-cash interest expense on the Company’s outstanding convertible notes.  Capital expenditures were $22.9 million, principally reflecting investments in assets to support new airlift services contracts.

Storch continued, “We are encouraged by the improving airline environment and as we enter the second half of the fiscal year, we expect to win new business while leveraging our cost structure — actions that should lead to improving margins.”

AAR is a leading provider of products and value-added services to the worldwide aerospace and government/defense industry. With facilities and sales locations around the world, AAR uses its close-to-the-customer business model to serve aviation and government/defense customers through four operating segments: Aviation Supply Chain; Government and Defense Services; Maintenance, Repair and Overhaul; and Structures and Systems. More information can be found at www.aarcorp.com.

AAR will hold its quarterly conference call at 7:30 a.m. CST on December 16, 2010. The conference call can be accessed by calling 866-804-3547 from inside the U.S. or 703-639-1328 from outside the U.S. A replay of the call will be available by calling 888-266-2081 from inside the U.S. or 703-925-2533 from outside the U.S. (access code 1500173) from 11:30 a.m. CST on December 16, 2010 until 11:59 p.m. CST on December 23, 2010.

AAR — named one of the “Most Trustworthy Companies” for 2010 by Forbes magazine.

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This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on beliefs of Company management, as well as assumptions and estimates based on information currently available to the Company, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including those factors discussed under Item 1A, entitled “Risk Factors”, included in the Company’s May 31, 2010 Form 10-K. Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described.  These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control. The Company assumes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. For additional information, see the comments included in AAR’s filings with the Securities and Exchange Commission.

AAR CORP. and Subsidiaries

Consolidated Statements of Operations

(In thousands except per share data -	Three Months Ended November 30,		Six Months Ended November 30,
unaudited)	2010	2009	2010	2009

Sales	$447,054	$328,684	$859,251	$670,207
Cost and expenses:
Cost of sales	372,878	264,824	714,187	552,324
Selling, general and administrative	43,334	37,591	86,039	74,483

Earnings from aircraft joint ventures	2,529	11	2,557	94

Operating income	33,371	26,280	61,582	43,494

Gain on extinguishment of debt	—	—	97	913

Interest expense	7,579	6,463	15,010	13,020
Interest income	76	290	236	606

Income from continuing operations before income taxes	25,868	20,107	46,905	31,993
Income tax expense	9,054	6,914	16,417	9,642
Net income attributable to AAR and noncontrolling interest	16,814	13,193	30,488	22,351
Loss attributable to noncontrolling interest	—	119	—	1,165
Net income attributable to AAR	$16,814	$13,312	$30,488	$23,516

Earnings per share — Basic	$0.44	$0.35	$0.80	$0.62

Earnings per share — Diluted	$0.42	$0.34	$0.77	$0.61

Share Data:

Average shares outstanding — Basic	38,301	38,143	38,335	38,121
Average shares outstanding — Diluted	43,230	42,869	43,092	42,764

Consolidated Balance Sheet Highlights

(In thousands except per share data	November 30, 2010	May 31, 2010
	(Unaudited)
Cash and cash equivalents	$49,320	$79,370
Current assets	881,764	863,429
Current liabilities (excluding debt accounts)	235,907	224,717
Net property, plant and equipment	263,752	224,866
Total assets	1,557,227	1,501,042
Total recourse debt	429,628	419,732
Total non-recourse obligations	16,908	17,292
Stockholders’ equity	780,892	746,350
Book value per share	$19.68	$18.90
Shares outstanding	39,677	39,484

Sales By Business Segment

	Three Months Ended November 30,		Six Months Ended November 30,
(In thousands - unaudited)	2010	2009	2010	2009
Aviation Supply Chain	$117,856	$102,159	$225,926	$212,796
Government and Defense Services	134,406	39,329	263,736	76,072
Maintenance, Repair & Overhaul	99,041	71,805	175,860	151,022
Structures and Systems	95,751	115,391	193,729	230,317
	$447,054	$328,684	$859,251	$670,207

Gross Profit By Business Segment

	Three Months Ended November 30,		Six Months Ended November 30,
(In thousands - unaudited)	2010	2009	2010	2009
Aviation Supply Chain	$19,838	$21,850	$39,965	$37,815
Government and Defense Services	24,129	8,450	47,151	16,155
Maintenance, Repair & Overhaul	12,290	8,577	22,397	19,116
Structures and Systems	17,919	24,983	35,551	44,797
	$74,176	$63,860	$145,064	$117,883

Diluted Earnings Per Share Calculation

(In thousands except per share data -	Three Months Ended November 30,		Six Months Ended November 30,
unaudited)	2010	2009	2010	2009

Net income as reported	$16,814	$13,312	$30,488	$23,516
Add: After-tax interest on convertible debt	1,392	1,308	2,763	2,596
Net income for diluted EPS calculation	$18,206	$14,620	$33,251	$26,112

Diluted shares outstanding	43,230	42,869	43,092	42,764

Diluted earnings per share	$0.42	$0.34	$0.77	$0.61